Exhibit 3.2

BY-LAW NO. 16

of

Fairfax Financial Holdings Limited

(the “Corporation”)

1. INTERPRETATION

1 .1                            Expressions used in this By-Law shall have the same meanings as corresponding expressions in the Canada Business Corporations Act (the “Act”).

2. CORPORATE SEAL

2.1                               The corporate seal of the Corporation shall be in the form previously adopted by the Corporation or as approved by the directors from time to time.

3. FINANCIAL YEAR

3.l                                   Until changed by the directors, the financial year of the Corporation shall end on the last day of December in each year.

4. DIRECTORS

4.1                               Number. The number of director shall be determined by the directors but shall not be fewer than the minimum or not more than the maximum provided in the articles.

4.2                               Quorum. A quorum of directors shall be two or such greater number as the directors may from time to time determine or the Act may require.

4.3                               Calling of Meetings. Meetings of the directors shall be held at such time and place as the Chairman of the Board, the Chief Executive Officer or any two directors may determine.

4.4                               Notice of Meetings.  Notice of the time and place of each meeting of directors shall be given to each director not less than 48 hours before the time of the meeting, provided that the first meeting immediately following a meeting of shareholders at which directors are elected may be held without notice if a quorum is present. Meetings may be held without notice if the directors at any time waive or are deemed to waive notice.

4.5                               Chairman. The Chairman of the Board, or in his absence the President if a director, or in his absence a director chosen by the directors at the meeting, shall be chairman of any meeting of directors.

4.6                               Voting at Meetings. At meetings of directors each director shall have one vote and questions shall be decided by a majority of votes. In case of an equality of votes the Chairman of the meeting shall have a second or casting vote.

4.7                               Committees. Unless otherwise determined by the directors, each committee of directors shall have the power to fix its quorum and to regulate its procedure.

5. OFFICERS

5.1                               General. The directors may from time to time appoint a Chairman of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the directors may determine.

5.2                               Chairman of the Board. The Chairman of the Board, if any, shall be appointed from among the directors and, unless the directors otherwise determine, shall be the chief executive officer of the Corporation, shall have general supervision of its business and affairs, shall, when present, be chairman of the meetings of directors and shareholders and shall have such other powers and duties as the directors may determine.

5.3                               Other Officers. Any other officer shall have such powers and duties as the directors or the chief executive officer may determine from time to time.

5.4                               Assistants. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant unless the directors or the chief executive officer otherwise direct.

5.5                               Term of Office. Each officer shall hold office until his successor is elected or appointed, provided that the directors may at any time remove any officer from office but such removal shall not affect the rights of such officer under any contract of employment with the Corporation.

6. SHAREHOLDERS

6.1                               Quorum. A quorum for the transaction of business at a meeting of shareholders shall be two persons present and each entitled to vote at the meeting who together hold or represent by proxy not less than 15% of the outstanding shares of the Corporation entitled to vote at the meeting.

6.2                               Right to Vote.  A person named in a list prepared by the Corporation of shareholders entitled to receive notice of a meeting is entitled to vote the shares shown opposite his name at the meeting to which the list releases, except to the extent that the person has transferred any of his shares  and the transferee of those shares produces properly endorsed share certificates, or otherwise establishes that he owns the shares, and demands, not later than ten days before the meeting (or such shorter period as the directors may determine) that his name be included in the list before the meeting, in which case the transferee is entitled  to vote his  shares at the meeting.

6.3                               Casting Vote.  In case of an equality of votes at a meeting of shareholders the Chairman of the meeting shall have a second  or casing vote.

6.4                               Scrutineers.  The Chairman of any meeting of shareholders may appoint one or more persons (who need not be shareholders) to act as Scrutineer(s) at the meeting.

6.5                               Replacement of Share Certificates.  Where the owner of a share certificate claims that the share certificate has been lost, apparently destroyed or wrongfully taken, the Corporation shall issue or cause to be issued a new certificate in place of the original certificate it the owner (i) so requests before the Corporation has notice that the share certificate has been acquired by a bona fide purchaser; (ii) files with the Corporation an indemnity bond (unless not required to do so by the Corporation)  sufficient in the Corporation’s opinion to protect the Corporation and any transfer agent, registrar or other agent of the Corporation from any loss that it or any of them may suffer by complying with the request to issue a new share certificate; and (iii) satisfies any other reasonable requirements imposed from time to time by the Corporation.

7. DIVIDENDS AND RIGHTS

7.1                               Declaration of Dividends.  Subject to the Act, the directors may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation.

7.2                               Cheques.  A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the address of such holder in the Corporation’s securities register, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their address in the Corporation’s securities register. The mailing of such cheque as aforesaid, unless the same is not said on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

7.3                               Non-Receipt of cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of this as the Corporation may from time to time prescribe.

7.4                               Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

8. EXECUTION OF INSTRUMENTS

8.1                               Deeds, transfers, assignments, agreements, proxies and other instruments may be signed on behalf of the Corporation by the Chairman of the Board, the President or any Vice President, together with any other of the foregoing (including another Vice President) or with any other officer or any director, or in such other manner as the directors may determine, except that insider trading reports may be signed on behalf of the Corporation by any one director or officer of the Corporation.

9. PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

9.1                               Indemnification of Directors and Officers. The Corporation shall idemnify a director or officer, a former director or officer as a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by the Act.

9.2                               Insurance. The Corporation may purchase and maintain insurance for the benefit of any person referred to in section 9.1 to the extent permitted by the Act.

10. NOTICE

10.1                        General. A notice mailed to a shareholder, director, auditor or member of a committee shall be deemed to have been given when deposited in a post office or public letter box. A notice given by facsimile or other means of electronic communication shall be deemed to have been given at the time that it is sent by facsimile or other means of electronic communication. A notice given by telephone shall be deemed to have been given at the time that the telephone call is made.

10.2                        Computation of Time. In computing the time when a notice or document must be given or sent under any provision requiring a specified number of days’ notice of any meeting or other event, the day on which the notice or document is given or sent shall be excluded and the day on which the meeting or other event occurs shall be included.

10.3                        Omissions and Errors. The accidental omission to give any notice or send any document to any shareholder, director or other person or the non-receipt of any notice or document by any shareholder, director or other person or any error in any notice or document not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded on such notice or document.

10.4                        Notice to Joint Shareholders. All notices or documents with respect to any shares registered in more than one name may, if more than one address appears on the securities register of the Corporation in respect of such joint holding, be given to such joint shareholders at the first address so appearing, and all notices so given or documents so sent shall be sufficient notice to all the holders of such shares.

10.5                        Proof of Service. A certificate of the Secretary or other duly authorized officer of the Corporation, or of any agent of the Corporation, as to facts in relation to the mailing, delivery or sending of any notice or document to any shareholder or director of the Corporation or to any other person or the publication of any such notice or document, shall be conclusive evidence thereof and shall be binding on every shareholder or director or other person as the case may be.

10.6                        Signature to Notice. The signature to any notice or document given by the Corporation or the directors may be printed or otherwise mechanically reproduced thereon or party printed or otherwise mechanically reproduced thereon.

By-Law No. 15 repealed and No. 16 adopted by the Board, March 28, 1991. Confirmed at Meeting of Shareholders, May 8, 1991.